Exhibit 99.4

April 29, 2021

c/o Baker Bros. Advisors LP

860 Washington St. – 3rd fl.

New York, NY 10014

Re:	IPO Participation, Board, Observer and Publicity Rights

Ladies and Gentlemen:

Subject to and in consideration of the purchase of shares of Series E Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of Sera Prognostics, Inc., a Delaware corporation (the “Company”), by Baker Bros. Advisors LP (“BBA”) and/or one or more of its Affiliates (as defined below) (each, an “Investor” and together, the “Investors”) pursuant to the terms and conditions of that certain Series E Preferred Stock Purchase Agreement, by and among the Company, the Investors and the other parties named therein, dated as of February 23, 2021 (the “Purchase Agreement”), the parties to this letter hereby agree as follows:

1.	Public Offering Participation.

a.            In the event that any Investor indicates an interest to purchase shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) in any firm commitment underwritten public offering (each, an “Offering”) of the Company’s capital stock prior to and including an initial public offering resulting in the listing of the Company’s Common Stock on a national securities exchange (a “Qualified IPO”), then, subject to compliance with all applicable securities laws and regulations, the Company will use its commercially reasonable efforts (which must include at least three attempts, on three dates, with at least two representatives of the managing underwriter, including the most senior underwriter personnel devoting substantial time to the applicable Offering, both orally and in writing) to cause the managing underwriter(s) of such Offering to provide to the Investors, on the same terms, including the price per share, and subject to the same conditions, as are applicable to the public in such Offering, the opportunity to purchase that number of shares of capital stock of the Company being issued in such Offering equal to their aggregate Pro Rata Share (as defined below) of the total number of shares offered for sale in such Offering (excluding shares issuable to the underwriter(s) of the Offering upon exercise of an overallotment option to purchase additional shares) (such aggregate Pro Rata Share, the “New Shares”). The Investors may apportion such New Shares in such proportion as they deem appropriate among themselves and any Affiliate.

b.            The rights of the Investors to purchase shares in an Offering will be conditioned upon the completion of such Offering. The Company may withdraw its registration statement for an Offering at any time without incurring any liability under this letter to the Investors or any of its Affiliates. Without limiting the foregoing, the rights of the Investors described in clauses (a) through (c) of this Section 1, will terminate and be of no further force or effect upon the earliest to occur of the following: (i) the closing of a Qualified IPO; (ii) such time as the Investors and/or their Affiliates cease to beneficially own (in the aggregate) (A) at least 75% of the Preferred Stock purchased by the Investors (as adjusted for stock splits, recapitalizations and other similar events and including all shares of Common Stock issued upon the conversion of the Preferred Stock to the extent still beneficially owned by the Investors), or (B) shares or other equity securities of the Company representing at least 4% of the Company’s outstanding voting power in an election of directors; and (iii) the closing of a Deemed Liquidation Event (as such term is defined in the Fifth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”).

2749 East Parleys Way - Suite 200 | Salt Lake City, Utah 84109 | Phone 801.990.0520 | Fax 801.990.0640

c.            The Investors hereby acknowledge that, despite the Company’s use of its commercially reasonable efforts, the underwriter(s) for the applicable Offering may determine in its or their sole discretion that it is not advisable to designate the maximum number of shares being issued and sold in such Offering as New Shares, in which case the number of New Shares may be reduced or no New Shares may be designated. The Investors also acknowledge that notwithstanding the terms hereof, the sale of any New Shares to any Person will only be made in compliance with FINRA Rules 5110 and 5130 and applicable federal, state, and local laws, rules, and regulations and stock exchange rules, regulations and listing requirements. The Company hereby acknowledges that nothing in this letter constitutes an offer or the commitment by any Person to purchase any New Shares in any Offering. The Company and the Investors further acknowledge and agree that any New Shares shall be excluded from and shall not be subject to the “Market Stand-Off Agreement” as provided in Section 2.11 of the Investor Rights Agreement (defined below).

d.            The Company shall not, either directly or indirectly or by amendment, merger, consolidation or otherwise, authorize, approve, or adopt any “evergreen” option plan or other equity incentive plan of the Company or any of its subsidiaries pursuant to which the number of shares of Common Stock of the Company available for equity awards thereunder would increase automatically (without further stockholder approval) on an annual basis by an amount that exceeds 4% of the total number of shares of Common Stock then issued and outstanding (calculated on a fully diluted basis). The rights set forth in this clause (d) of Section 1 shall terminate and be of no further force or effect immediately upon such time as the Investors and/or their Affiliates cease to collectively own beneficially (i) whether prior to or after a Qualified IPO, at least 75% of the aggregate number of shares of the Preferred Stock purchased by the Investors (as adjusted for stock splits, recapitalizations and other similar events and including all shares of Common Stock issued upon the conversion of the Preferred Stock to the extent still beneficially owned by the Investors) or (ii) if after a Qualified IPO, at least 4% of the then-outstanding total voting power of the Company.

2.         Registration Rights. Reference is hereby made to that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of February 23, 2021, by and between the Company, the Investors, and the other investors party thereto (the “Investor Rights Agreement”). Upon such time as the Company is eligible to use a Form S-3 (as defined in the Investor Rights Agreement) registration statement, the Investors and the Company shall promptly enter into a registration rights agreement in the form attached hereto as Exhibit A (the “BBA RRA”) and upon execution of the BBA RRA, the Investors shall suspend their demand rights under Section 2.1 of the Investor Rights Agreement for such time as the BBA RRA remains in effect.

2

3.	Board Rights.

a.            From and after the closing of a Qualified IPO, at any time (and from time to time) that the Investors and/or their Affiliates collectively own beneficially shares or other equity securities of the Company representing at least 4% of the then-outstanding total voting power of the Company, the Investors shall collectively be entitled to nominate one individual (an “Investor Designee”) to serve as a director on the Board of Directors of the Company (the “Board”) provided, in the event that the Investors do not exercise such right such that they nominate an Investor Designee to serve as a director immediately following the closing of the Qualified IPO (which right must be exercised not less than twenty-one (21) days in advance of the closing of the Qualified IPO), the Investors shall not exercise such right until after the 90th day following the closing date of the Qualified IPO). The Company shall include the Investor Designee in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors are to be elected and every adjournment or postponement thereof (including, for the avoidance of doubt, every action or approval by written consent of the stockholders of the Company or the Board in lieu of such meeting) (an “Election Meeting”). The Company will recommend, support and solicit proxies for the election of the Investor Designee in the same manner as for all other Board members nominated for election. The Investors will provide to the Company, in writing, the information about the Investor Designee that is reasonably required by applicable law for inclusion in the Company’s proxy materials for Election Meetings promptly after the Company requests such information from the Investors, and will cause such Investor Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.

b.            In the event that an Investor Designee fails to be elected for any reason, or resigns from his or her seat on the Board or is removed or otherwise ceases to be a director (whether as a result of his or her death, disability, disqualification, or otherwise), the Investors shall be entitled to promptly designate another Investor Designee and the Company will take all necessary and desirable actions within its control such that (i) the resulting vacancy on the Board shall not be filled pending such designation or (ii) the size of the Board shall be increased by one and the Company will, as promptly as practicable but in no event more ten days following such designation, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Investor Designee.

c.            For so long as the Investors’ rights under this Section 3 remain in effect, the Board will not create any “executive committee” of the Board, or delegate to any existing committee or subsidiary’s governing body, responsibilities substantially similar to those of an executive committee, without including the then-current Investor Designee, if any, thereon.

d.            Notwithstanding the provisions of Section 3(a), the Investors shall not be entitled to designate any individual as a nominee to the Board if a majority of the disinterested members of the Board (or the nominating committee thereof) reasonably and in good faith determine, (i) after consultation with the Company’s outside legal counsel and upon written advice of such counsel, that such person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Company’s shares are listed, the organizational documents of the Company, or any policy, or guidelines previously approved by the Board, but only if a direct or indirect purpose of any such policy or guideline is not to obstruct the Investors’ right to designate an individual as a nominee to the Board or its rights under this letter, or (ii) that such person is an employee or director of a competitor of the Company (provided, no senior employee of BBA or its Affiliates shall be subject to exclusion pursuant to this clause (ii) as a result of such person’s participation on any board of directors in connection with investments by BBA or its Affiliates). Notwithstanding anything set forth herein to the contrary, a person’s status as a director, officer, employee or affiliate of any Investor or such person’s service on the board of any other company shall not cause such person to be deemed not qualified to serve as a director of the Company, except as required by applicable law or regulation pursuant to clause (i) of the preceding sentence. In the event the Board (or the nominating committee thereof) does not accept an Investor Designee as a result of such Investor Designee failing to meet the requirements set forth in this Section 3(d), the Investors shall have the right to recommend another Investor Designee in accordance with Section 3(a). The Company shall notify the Investors of any objection to an Investor Designee pursuant to this Section 3(d) sufficiently in advance of the date on which the proxy materials related to any such designee are to be mailed by the Company in connection with such election of directors so as to enable the Investor to propose a replacement Investor Designee in accordance with the terms of this letter.

3

e.            The rights set forth in this Section 3 shall terminate and be of no further force or effect immediately upon such time as the Investors and/or their Affiliates cease to collectively own beneficially at least 75% of the aggregate number of shares of the Preferred Stock purchased by the Investors (as adjusted for stock splits, recapitalizations and other similar events and including all shares of Common Stock issued upon the conversion of the Preferred Stock to the extent still beneficially owned by the Investors).

4.	Observer Rights.

a.            At any time prior to or after a Qualified IPO that an Investor Designee is not a member of the Board, the Company shall invite a single representative of the Investors (a “BBA Observer”), as designated by the Investors from time to time, to attend and participate in all meetings of the Board, in a nonvoting observer capacity. In this respect, the Company shall give the BBA Observer (i) written notice of, agendas and participation details for such meetings and

(ii) copies of all notices, minutes, consents, and other materials, in each case, that it provides to the members of the Board, as applicable, at the same time and in the same manner as provided to such members; provided, however, that the Company reserves the right to withhold any information and to exclude the BBA Observer from any meeting or portion thereof if (1) the Board determines in good faith and based upon the advice of outside counsel that access to such information or attendance at such meeting could (x) adversely affect the attorney-client privilege between the Company and its counsel or (y) result in a conflict of interest, or (2) the Board of Directors reasonably determines in good faith that the BBA Observer or an Affiliate of such BBA Observer is a competitor of the Company (provided, no senior employee of BBA or its Affiliates shall be subject to exclusion pursuant to this clause (2) as a result of such person’s participation on any board of directors in connection with investments by BBA or its Affiliates) and the Board of Directors provides the BBA Observer advanced written notice that access to such information or attendance at such meeting are being withheld or denied, as the case may be, pursuant to this Section 4(a) (and the reason therefore).

4

b.            Except as provided in Section 4(c) below, the BBA Observer shall not, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or any of its Affiliates or subsidiaries or its or their respective equityholders or any other Person or any duties (fiduciary or otherwise) otherwise applicable to the members of the Board.

c.            With respect to the BBA Observer, the Company’s obligations under this Section 4 are contingent upon such BBA Observer’s (i) entering into a confidentiality agreement with the Company and BBA in the form attached hereto as Exhibit B and (ii) agreeing, solely in such individual’s capacity as a BBA Observer, to be bound by the Company’s insider trading and window policies then in effect and applicable to members of the Board.

d.            The rights set forth in this Section 4 shall terminate and be of no further force or effect immediately upon such time as the Investors and/or their Affiliates cease to collectively own beneficially (i) whether prior to or after a Qualified IPO, at least 75% of the aggregate number of shares of the Preferred Stock purchased by the Investors (as adjusted for stock splits, recapitalizations and other similar events and including all shares of Common Stock issued upon the conversion of the Preferred Stock to the extent still beneficially owned by the Investors) or (ii) if after a Qualified IPO, at least 4% of the then-outstanding total voting power of the Company.

5.            No Publicity. The Company will not, without the prior written consent of the Investors, use in advertising, publicity, marketing communications regarding any Company financing (whether oral or written) or other public communication or filing, the “Baker Brothers” name or any other information that would reasonably be expected to identify the Investors or their Affiliates or, to the Company’s knowledge, the name of any partner or employee thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, or contraction thereof (e.g., “BBA” or “BBI”) owned by the Investors, except that the Company may make any such disclosure if, upon the advice of counsel, there is no alternative to such disclosure because it is required by applicable law, rule or regulation (including the rules of the SEC, FINRA or the stock exchange on which the Common Stock is listed) and the Investors are notified reasonably in advance and given reasonable opportunity to minimize such disclosure and comment thereon (and the Company shall consider such comments in good faith and incorporate any such reasonable comments). Except as permitted by the immediately preceding sentence, the name and logo of the Investors or any their respective Affiliates will not be used by the Company or its representatives in any manner (orally or in writing) to market, sell securities of the Company or otherwise promote the Company, its products, services and/or business; provided, however, that the Company may disclose the name of the Investors in connection with the provision of any details regarding the Purchase Agreement and the other agreements executed by Company and the Investors in connection with the Preferred Stock financing and the transactions contemplated thereby, and to any of its executive officers, directors, accountants, counsel, underwriters, and financial advisors with a need to know such information, provided that such recipient agrees to abide by the foregoing confidentiality obligations or is subject to confidentiality obligations that are substantially at least as restrictive. The Company understands that the Investors are frequently asked for permission publicly to use or list its name among holders of the stock of companies in which the Investors invest and that the Investors deny these requests except where such disclosure is legally required and there is no alternative to such disclosure, and the Company understands that given that the Investors deny these requests when made by other companies, even the inadvertent public use of an Investor’s name by the Company will cause harm to the Investors. For the avoidance of doubt, the Company may respond to inquiries about any public disclosure that was required by law, rule or regulation and made in accordance with this Section 5, by confirming the accuracy of such disclosure. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination of this letter.

5

6.            Indemnification. The Company shall enter into a customary indemnification agreement with any Investor Designee that is elected a member of the Board, in substantially the form as entered into between the Company and the other members of the Board in the ordinary course of business.

7.            IRA. Notwithstanding anything set forth in the Investor Rights Agreement to the contrary, the Company acknowledges and agrees that the Investors shall not be subject to any restriction on the use of confidential information set forth in Section 3.5 of the Investor Rights Agreement (and, for the avoidance of doubt, the Investors may disclose confidential information thereunder to its attorneys, accountants, consultants, and other professionals to the extent any of the Investors’ reasonably determines such disclosure is necessary or reasonably advisable in such Investor’s sole discretion, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information).

8.            Definitions. When used in this letter, the following terms shall have the meanings assigned to them in this Section 8:

a.            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

b.            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

c.            “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or other legal entity.

d.            “Pro Rata Share” means the greater of (i) 10% and (ii) the percentage determined by dividing (A) the number of shares of Common Stock (including all shares of Common Stock issuable or issued upon conversion of the shares of the Preferred Stock and any other outstanding securities of the Company convertible or exercisable in exchange for shares of Common Stock) collectively owned beneficially by such Investors immediately prior to the Offering by (B) the total number of shares of outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of all outstanding shares of Preferred Stock, any other outstanding securities of the Company convertible or exercisable in exchange for shares of Common Stock and all shares reserved for future issuance pursuant to any equity incentive or similar plan) immediately prior to the Offering, in each case, excluding shares issuable to the underwriter(s) of the Offering upon exercise of an overallotment option to purchase additional shares.

6

9.            Amendments; Waiver; Entire Agreement. This letter may not be amended or modified in any manner except by a written instrument signed by the Investors and the Company. Any waiver of any term or condition shall be in writing executed by the party entitled to waive such term or condition. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this letter. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of such rights. This letter (including the Exhibits hereto), together with the Purchase Agreement and the other transaction documents entered into in connection therewith (including, for the avoidance of doubt, the Investor Rights Agreement and the Fourth Amended and Restated Voting Agreement, dated as of February 23, 2021, by and between the Company, the Investors, and the other Investors party thereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. This letter amends, restates and supersedes in all respects the letter agreement, dated as of March 29, 2021, by and between the Company and BBA.

10.           Assignment. No party may assign this letter or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, and any purported assignment by a party without prior written consent of the other parties will be null and void and not binding on such other party; provided, however, that notwithstanding the foregoing, an Investor may assign this letter or any of its rights, interests or obligations hereunder to its Affiliates. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and obligations of this letter are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and assigns.

11.          Governing Law; Jurisdiction. This letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this letter, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this letter except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this letter or the subject matter hereof may not be enforced in or by such court.

12.         WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS LETTER, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 12 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7

13.          Notices. All notices under this letter must be in writing and given by personal delivery, by United States Express Mail or a nationally recognized overnight delivery service for next day delivery, or by electronic mail, as follows (or to such other Person or address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company:

Sera Prognostics, Inc.

2749 E Parleys Way, Suite 200

Salt Lake City, UT 84109

Attn: Gregory C. Critchfield, M.D., M.S.

Email: gcritchfield@seraprognostics.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Jonathan L. Kravetz

Email: JLKravetz@mintz.com

If to the Investors:

c/o Baker Bros. Advisors LP

860 Washington St. – 3rd fl.

New York, NY 10014

Email: bbi_officialnotices@bbinvestments.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Jeffrey Kochian

E-mail:        jkochian @akingump.com

Notice will be effective and deemed given only as follows: (a) if given by personal delivery, up- on such personal delivery, (b) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (c) if sent by electronic mail, upon acknowledgement of receipt other than by automatic means.

8

14.          Equitable Relief; Remedies. The Company acknowledges and agrees that the Investors may be damaged irreparably and may not have an adequate remedy at law if any provision of this letter is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which the Investors may be entitled, at law or in equity, the Investors will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this letter and to seek to enforce specifically this letter and its provisions, without bond or other security being required and without any proof of actual damages. The rights, obligations and remedies created by this letter are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which the Investors may be entitled.

15.          Headings; Construction. The section headings contained in this letter are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter. Except as otherwise expressly provided herein, the following rules of interpretation apply hereto:

(i) the singular includes the plural and vice versa; (ii) “or” and “any” are not exclusive; (iii) “includes,” “include,” “included” and “including” are deemed to be followed by “without limitation”; and (iv) the words “hereby,” “herein,” “hereunder,” “hereof” and words of similar import refer to this letter as a whole and not merely to the specific section or clause in which any such word appears. No presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any provision of this letter.

16.          Counterparts. This letter may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This letter will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of copies of this letter and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this letter as to the parties and may be used in lieu of an original letter for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

17.          Severability. The provisions of this letter will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Page Follows]

9

Very truly yours,

SERA PROGNOSTICS, INC.

By:	/s/ Gregory C. Critchfield, M.D., M.S.
Name: Gregory C. Critchfield, M.D., M.S.
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:
BAKER BROS. ADVISORS LP

By:	/s/ Scott L. Lessing
Name: Scott L. Lessing
Title: President

[Signature Page to BBA Letter Agreement]

Exhibit A

Form of Registration Rights Agreement

[See attached.]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [ ], 2021 by and between Sera Prognostics, Inc., a Delaware corporation (the “Company”), and the persons listed on the attached Schedule A who are signatories to this Agreement (collectively, the “Investors”).

Unless otherwise defined herein, capitalized terms used in this Agreement have the respective meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company and the Investors wish to provide for certain arrangements with respect to the registration of the Registrable Securities (as defined below) by the Company under the Securities Act (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.

Definitions

1.1.            Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below:

(a)             “Block Trade” shall mean an offering of Registrable Securities which requires both the Investors and the Company to enter into a sale agreement and is limited in scope of selling efforts as compared to an Underwritten Offering.

(b)             “Board” shall mean the Board of Directors of the Company.

(c)             “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d)             “Common Stock” shall mean the common stock of the Company, par value $[ ] per share.

(e)             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f)              “Investors’ Rights Agreement” shall mean that certain Fourth Amended and Restated Investor Rights Agreement, dated as of February 23, 2021, between the Company and the investors named therein (including the Investors).

(g)             “Governmental Entity” shall mean any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi- governmental authority, any political party; and any national securities exchange or national quotation system.

(h)             “Other Securities” shall mean securities of the Company, other than Registrable Securities (as defined below).

(i)              “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(j)              “Registrable Securities” shall mean the shares of Common Stock and any Common Stock issued or issuable upon the exercise or conversion of any other securities (whether equity, debt or otherwise) of the Company now owned or hereafter acquired by any of the Investors. Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) such Registrable Securities have been sold pursuant to an effective Registration Statement; (ii) such Registrable Securities have been sold by the Investors pursuant to Rule 144 (or other similar rule), (iii) at any time after any of the Investors become an affiliate of the Company, such Registrable Securities may be resold by the Investor holding such Registrable Securities without limitations as to volume or manner of sale pursuant to Rule 144; or (iv) ten

(10) years after the date of this Agreement. For purposes of this definition, in order to determine whether an Investor is an “affiliate” (as such term is defined and used in Rule 144, and including for determining whether volume or manner of sale limitations of Rule 144 apply) the parties will assume that all convertible securities (whether equity, debt or otherwise) have been converted into Common Stock.

(k)            The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and such Registration Statement becoming effective under the Securities Act.

(l)            “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, up to $50,000 of reasonable legal expenses of one special counsel for Investors (if different from the Company’s counsel and if such counsel is reasonably approved by the Company) in connection with the preparation and filing of the Resale Registration Shelf (as defined below), and up to $50,000 of reasonable legal expenses of one special counsel for the Investors (if different from the Company’s counsel and if such counsel is reasonably approved by the Company) per Underwritten Offering, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

(m)            “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement as may be necessary to comply with applicable securities laws other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor forms thereto.

(n)            “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(o)            “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(p)            “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, the fees and expenses of any legal counsel (except as provided in the definition of “Registration Expenses”) and any other advisors any of the Investors engage and all similar fees and commissions relating to the Investors’ disposition of the Registrable Securities.

(q)            “Underwritten Offering” shall mean a public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form) which requires the Investors and the Company to enter into an underwriting agreement.

Section 2.

Resale Registration Rights

2.1.            Resale Registration Rights.

(a)             Following demand by any Investor the Company shall file with the Commission a Registration Statement on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act) covering the resale of the Registrable Securities by the Investors (the “Resale Registration Shelf”), and the Company shall file such Resale Registration Shelf as promptly as reasonably practicable following such demand, and in any event within sixty (60) days of such demand. Such Resale Registration Shelf shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the Investors in accordance with Section 2.7. Notwithstanding the foregoing, before filing the Resale Registration Shelf, the Company shall furnish to the Investors a copy of the Resale Registration Shelf and afford the Investors an opportunity to review and comment on the Resale Registration Shelf. The Company’s obligation pursuant to this Section 2.1(a) is conditioned upon the Investors providing the information contemplated in Section 2.7.

(b)             The Company shall use its commercially reasonable efforts to cause the Resale Registration Shelf and related prospectuses to become effective as promptly as practicable after filing. The Company shall use its commercially reasonable efforts to cause such Registration Statement to remain effective under the Securities Act until the earlier of the date (i) all Registrable Securities covered by the Resale Registration Shelf have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 or (ii) all Registrable Securities covered by the Resale Registration Shelf otherwise cease to be Registrable Securities pursuant to the definition of Registrable Securities. The Company shall promptly, and within two (2) business days after the Company confirms effectiveness of the Resale Registration Shelf with the Commission, notify the Investors of the effectiveness of the Resale Registration Shelf.

(c)             Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to effect, or to take any action to effect, a registration pursuant to Section 2.1(a):

(i)              if the Company has and maintains an effective Registration Statement on Form S-3ASR that provides for the resale of an unlimited number of securities by selling stockholders (a “Company Registration Shelf”);

(ii)             during the period forty-five (45) days prior to the Company’s good faith estimate of the date of filing of a Company Registration Shelf; or

(iii)            if the Company has caused a Registration Statement to become effective pursuant to this Section 2.1 or pursuant to Section 2.1 of the Investors’ Rights Agreement during the prior twelve (12) month period.

(d)             If the Company has a Company Registration Shelf in place at any time in which the Investors make a demand pursuant to Section 2.1(a), the Company shall file with the Commission, as promptly as practicable, and in any event within fifteen (15) business days after such demand, a “final” prospectus supplement to its Company Registration Shelf covering the resale of the Registrable Securities by the Investors (the “Prospectus”); provided, however, that the Company shall not be obligated to file more than one Prospectus pursuant to this Section 2.1(d) in any six month period to add additional Registrable Securities to the Company Registration Shelf that were acquired by the Investors other than directly from the Company or in an underwritten public offering by the Company. The Prospectus shall include the information required under Item 507 of Regulation S-K of the Securities Act, which information shall be provided by the Investors in accordance with Section 2.7. Notwithstanding the foregoing, before filing the Prospectus, the Company shall furnish to the Investors a copy of the Prospectus and afford the Investors an opportunity to review and comment on the Prospectus.

(e)             Deferral and Suspension. At any time after being obligated pursuant to this Agreement to file a Resale Registration Shelf or Prospectus, or after any Resale Registration Shelf has become effective or a Prospectus is filed with the Commission, the Company may defer the filing of or suspend the use of any such Resale Registration Shelf or Prospectus, upon giving written notice of such action to the Investors with a certificate signed by the Principal Executive Officer of the Company stating that in the good faith judgment of the Board, the filing or use of any such Resale Registration Shelf or Prospectus covering the Registrable Securities would be seriously detrimental to the Company or its stockholders at such time and that the Board concludes, as a result, that it is in the best interests of the Company and its stockholders to defer the filing or suspend the use of such Resale Registration Shelf or Prospectus at such time (including (i) in connection with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; or (ii) that would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, and (in both cases) disclosure of such transaction or material information would be seriously detrimental to the Company or its stockholders). The Company shall have the right to defer the filing of or suspend the use of such Resale Registration Shelf or Prospectus for a period of not more than one hundred twenty (120) days from the date the Company notifies the Investors of such deferral or suspension; provided that the Company shall not exercise the right contained in this Section 2.1(e) more than once in any twelve month period. In the case of the suspension of use of any effective Resale Registration Shelf or Prospectus, the Investors, immediately upon receipt of notice thereof from the Company, shall discontinue any offers or sales of Registrable Securities pursuant to such Resale Registration Shelf or Prospectus until advised in writing by the Company that the use of such Resale Registration Shelf or Prospectus may be resumed. In the case of a deferred Prospectus or Resale Registration Shelf filing, the Company shall provide prompt written notice to the Investors of (i) the Company’s decision to file or seek effectiveness of the Prospectus or Resale Registration Shelf, as the case may be, following such deferral and (ii) in the case of a Resale Registration Shelf, the effectiveness of such Resale Registration Shelf. In the case of either a suspension of use of, or deferred filing of, any Resale Registration Shelf or Prospectus, the Company shall not, during the pendency of such suspension or deferral, be required to take any action hereunder (including any action pursuant to Section 2.2 hereof) with respect to the registration or sale of any Registrable Securities pursuant to any such Resale Registration Shelf, Company Registration Shelf or Prospectus.

(f)              Other Securities. Subject to Section 2.2(e) below, any Resale Registration Shelf or Prospectus may include Other Securities, and may include securities of the Company being sold for the account of the Company; provided such Other Securities are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Government Entity, Nasdaq or any applicable listing agency. For the avoidance of doubt, no Other Securities may be included in an Underwritten Offering pursuant to Section 2.2 without the consent of the Investors, except as may be required pursuant to the Investors’ Rights Agreement.

2.2.            Sales and Underwritten Offerings of the Registrable Securities.

(a)             Notwithstanding any provision contained herein to the contrary, the Investors, collectively, shall and subject to the limitations set forth in this Section 2.2, be permitted (i) one Underwritten Offering per calendar year, but no more than three Underwritten Offerings in total, and (ii) no more than two Underwritten Offerings or Block Trades in any twelve month period, to effect the sale or distribution of Registrable Securities.

(b)             If the Investors intend to effect an Underwritten Offering or Block Trade pursuant to a Resale Registration Shelf or Company Registration Shelf to sell or otherwise distribute Registrable Securities, they shall so advise the Company and provide as much notice to the Company as reasonably practicable (and, in either case, not less than fifteen (15) business days prior to the Investors’ request that the Company file a prospectus supplement to a Resale Registration Shelf or Company Registration Shelf).

(c)             In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities, the Investors shall be entitled to select the underwriter or underwriters for such offering, subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(d)             In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an Underwritten Offering of Registrable Securities, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Investors (i) enter into an underwriting agreement in customary form with the underwriter or underwriters, (ii) accept customary terms in such underwriting agreement with regard to representations and warranties relating to ownership of the Registrable Securities and authority and power to enter into such underwriting agreement and (iii) complete and execute all questionnaires, powers of attorney, custody agreements, indemnities and other documents as may be requested by such underwriter or underwriters. Further, the Company shall not be required to include any of the Registrable Securities in such underwriting if (Y) the underwriting agreement proposed by the underwriter or underwriters contains representations, warranties or conditions that are not reasonable in light of the Company’s then-current business or (Z) the underwriter, underwriters or the Investors require the Company to participate in any marketing, road show or comparable activity that may be required to complete the orderly sale of shares by the underwriter or underwriters.

(e)            If the total amount of securities to be sold in any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities exceeds the amount that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities (subject in each case to the cutback provisions set forth in this Section 2.2(e)), that the underwriters and the Company determine in their sole discretion shall not jeopardize the success of the offering. If the Underwritten Offering has been requested pursuant to Section 2.2(a) hereof, the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (a) first, shares of Company equity securities that the Company desires to include in such registration shall be excluded and (b) second, Registrable Securities requested to be included in such registration by the Investors shall be excluded. For the avoidance of doubt, no other person besides the Investors shall be entitled to participate in any Block Trade. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round down the number of shares allocated to any of the Investors to the nearest 100 shares.

2.3.            Fees and Expenses. All Registration Expenses incurred in connection with registrations pursuant to this Agreement shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Investors shall be borne by the Investors.

2.4.            Registration Procedures. In the case of each registration of Registrable Securities effected by the Company pursuant to Section 2.1 hereof, the Company shall keep the Investors advised as to the initiation of each such registration and as to the status thereof. The Company shall use its commercially reasonable efforts, within the limits set forth in this Section 2.4, to:

(a)             prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectuses used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and current and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(b)             furnish to the Investors such numbers of copies of a prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate the disposition of Registrable Securities;

(c)             use its commercially reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d)             in the event of an Underwritten Offering or Block Trade, and subject to Section 2.2(d), enter into and perform its obligations under an underwriting agreement or Block Trade sale agreement, in usual and customary form (including any “lock-ups” on behalf of the Company and its directors and officers), with the managing underwriter of such offering and take such other usual and customary action as the Investors may reasonably request in order to facilitate the disposition of such Registrable Securities;

(e)             notify the Investors at any time when a prospectus relating to a Registration Statement covering any Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall use its commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)              provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and, if required, a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)             if requested by an Investor, use reasonable best efforts to cause the Company’s transfer agent to remove any restrictive legend from any Registrable Securities, within two business days following such request;

(h)             cause to be furnished, at the request of the Investors, on the date that Registrable Securities are delivered to underwriters for sale in connection with an Underwritten Offering or Block Trade, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter or letters from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)              cause all such Registrable Securities included in a Registration Statement pursuant to this Agreement to be listed on each securities exchange or other securities trading markets on which Common Stock is then listed.

2.5.	The Investors Obligations.

(a)             Discontinuance of Distribution. The Investors agree that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.4(e) hereof, the Investors shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof or receipt of notice that no supplement or amendment is required and that the Investors’ disposition of the Registrable Securities may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.5(a).

(b)             Compliance with Prospectus Delivery Requirements. The Investors covenant and agree that they shall comply with the prospectus delivery requirements of the Securities Act as applicable to them or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by the Company pursuant to this Agreement.

(c)             Notification of Sale of Registrable Securities. The Investors covenant and agree that they shall notify the Company following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within thirty (30) days, following the sale of such Registrable Securities.

2.6.	Indemnification.

(a)             To the extent permitted by law, the Company shall indemnify the Investors, and, as applicable, their officers, directors, and constituent partners, legal counsel for each Investor and each Person controlling the Investors, with respect to which registration, related qualification, or related compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter within the meaning of the Securities Act against all claims, losses, damages, or liabilities (or actions in respect thereof) to the extent such claims, losses, damages, or liabilities arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such registration, qualification, or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance; and the Company shall pay as incurred to the Investors, each such underwriter, and each Person who controls the Investors or underwriter, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based upon any violation by such Investor of the obligations set forth in Section 2.5 hereof or any untrue statement or omission contained in such prospectus or other document based upon written information furnished to the Company by the Investors, such underwriter, or such controlling Person and stated to be for use therein.

(b)            To the extent permitted by law, each Investor (severally and not jointly) shall, if Registrable Securities held by such Investor are included for sale in the registration and related qualification and compliance effected pursuant to this Agreement, indemnify the Company, each of its directors, each officer of the Company who signs the applicable Registration Statement, each legal counsel and each underwriter of the Company’s securities covered by such a Registration Statement, each Person who controls the Company or such underwriter within the meaning of the Securities Act against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, or related document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by such Investor of Section 2.5 hereof, the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to such Investor and relating to action or inaction required of such Investor in connection with any such registration and related qualification and compliance, and shall pay as incurred to such persons, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in (and such violation pertains to) such Registration Statement or related document in reliance upon and in conformity with written information furnished to the Company by such Investor and stated to be specifically for use therein; provided, however, that the indemnity contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of such Investor (which consent shall not unreasonably be withheld); provided, further, that such Investor’s liability under this Section 2.6(b) (when combined with any amounts such Investor is liable for under Section 2.6(d)) shall not exceed such Investor’s net proceeds from the offering of securities made in connection with such registration.

(c)             Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.6, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit, or proceeding by reason of recognized claims for indemnity under this Section 2.6, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 2.6, but the omission so to notify the indemnifying party shall not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 2.6.

(d)             If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event, however, shall (i) any amount due for contribution hereunder be in excess of the amount that would otherwise be due under Section 2.6(a) or Section 2.6(b), as applicable, based on the limitations of such provisions and (ii) a Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) be entitled to contribution from a Person who was not guilty of such fraudulent misrepresentation.

(e)             Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an Underwritten Offering, or the Block Trade sale agreement, are in conflict with the foregoing provisions, the provisions in the underwriting agreement or Block Trade sale agreement shall control; provided, however, that the failure of the underwriting agreement to provide for or address a matter provided for or addressed by the foregoing provisions shall not be a conflict between the underwriting agreement or the Block Trade sale agreement and the foregoing provisions.

(f)             The obligations of the Company and the Investors under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise.

2.7.            Information. The Investors shall furnish to the Company such information regarding the Investors and the distribution proposed by the Investors as the Company may reasonably request and as shall be reasonably required in connection with any registration referred to in this Agreement. The Investors agree to, as promptly as practicable (and in any event prior to any sales made pursuant to a prospectus), furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Investors not misleading. The Investors agree to keep confidential the receipt of any notice received pursuant to Section 2.4(e) and the contents thereof, except as required pursuant to applicable law. Notwithstanding anything to the contrary herein, the Company shall be under no obligation to name the Investors in any Registration Statement if the Investors have not provided the information required by this Section 2.7 with respect to the Investors as a selling securityholder in such Registration Statement or any related prospectus.

2.8.            Rule 144 Requirements. With a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit the Investors to sell Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)             make and keep public information available, as those terms are understood and defined in Rule 144 at all times after the date hereof;

(b)             file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c)             prior to the filing of the Registration Statement or any amendment thereto (whether pre-effective or post-effective), and prior to the filing of any prospectus or prospectus supplement related thereto, to provide the Investors with copies of all of the pages thereof (if any) that reference the Investors; and

(d)             furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested by an Investor in availing itself of any rule or regulation of the Commission which permits an Investor to sell any such securities without registration.

2.9.            Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company which would provide to such holder rights with respect to the registration of such securities under the Securities Act or the Exchange Act that would conflict with or adversely affect any of the rights provided to the Investors in this Section 2; it being understood and agreed that (i) any subsequent agreement of the Company with any holder or prospective holder of any securities of the Company of the same class (or convertible into or exchange for securities of the same class) as the Registrable Securities granting such Person rights under this Section 2 equivalent to the rights of the Investors under this Section 2 will not be prohibited by the terms of this Section 2.9 and (ii) permitting additional investors to become party to the Investors Rights Agreement will not be prohibited by the terms of this Section 2.9.

Section 3.

Miscellaneous

3.1.            Amendment. No amendment, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the Company and the Investors.

3.2.            Injunctive Relief. It is hereby agreed and acknowledged that it shall be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person shall be irreparably damaged and shall not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.3.            Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by email followed by hard copy delivered by the methods under clause (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

with a copy (which shall not constitute notice) to:

If to the Investors:	At such Investor’s address as set forth on Schedule A hereto

If to the Company:	Sera Prognostics, Inc.
2749 E Parleys Way, Suite 200 Salt Lake City, UT 84109
Attn: Gregory C. Critchfield, M.D., M.S.
Email: gcritchfield@seraprognostics.com

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center Boston, MA 02111
Attn: Jonathan L. Kravetz
Email: JLKravetz@mintz.com

3.4.	Governing Law; Jurisdiction; Venue; Jury Trial.

(a)            This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)             Each of the Company and the Investors irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein, or for recognition or enforcement of any judgment, and each of the Company and the Investors irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Company and the Investors hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)             Each of the Company and the Investors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein in any court referred to in Section 3.4(b) hereof. Each of the Company and the Investors hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)             EACH OF THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE COMPANY AND THE INVESTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OF THE COMPANY AND THE INVESTORS HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3.5.             Successors, Assigns and Transferees. Any and all rights, duties and obligations hereunder shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party; provided, however, that the Investors shall be entitled to transfer Registrable Securities to one or more of their affiliates and, solely in connection therewith, may assign their rights hereunder in respect of such transferred Registrable Securities, in each case, so long as such Investor is not relieved of any liability or obligations hereunder, without the prior consent of the Company. Any transfer or assignment made other than as provided in the first sentence of this Section 3.5 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. The Company shall not consummate any recapitalization, merger, consolidation, reorganization or other similar transaction whereby stockholders of the Company receive (either directly, through an exchange, via dividend from the Company or otherwise) equity (the “Other Equity”) in any other entity (the “Other Entity”) with respect to Registrable Securities hereunder, unless prior to the consummation thereof, the Other Entity assumes, by written instrument, the obligations under this Agreement with respect to such Other Equity as if such Other Equity were Registrable Securities hereunder.

3.6.            Entire Agreement. This Agreement, together with any exhibits hereto, constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

3.7.            Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

3.8.            Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that shall render such provision valid while preserving the parties’ original intent to the maximum extent possible.

3.9.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts (including by facsimile or other electronic means), and all of which together shall constitute one instrument.

3.11.          Term and Termination. The Investors’ rights to demand the registration of the Registrable Securities under this Agreement, as well as the Company’s obligations hereunder other than pursuant to Section 2.6 hereof, shall terminate automatically once all Registrable Securities cease to be Registrable Securities pursuant to the terms of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day, month and year first above written.

SERA PROGNOSTICS, INC.

By:
Name: Gregory C. Critchfield, M.D., M.S.
Title: President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day, month and year first above written.

[667, L.P.
By:	BAKER BROS. ADVISORS LP,
management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:
Scott L. Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By:	BAKER BROS. ADVISORS LP,
management company and investment adviser to BAKER BROTHERS LIFE SCIENCES, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to BAKER BROTHERS LIFE SCIENCES, L.P., and not as the general partner

By:
Scott L. Lessing
President]

[Signature Page to Registration Rights Agreement]

Schedule A

The Investors

[667, L.P.

BAKER BROTHERS LIFE SCIENCES, L.P.]

To the above Investors:

Baker Brothers Investments

860 Washington Street

New York, NY 10014

Attn: Scott Lessing

Email: slessing@BBInvestments.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

Attn: Jeffrey Kochian

Email: jkochian@akingump.com

One Bryant Park

New York, NY 10036-6745

Exhibit B

Form of Confidentiality Agreement

OBSERVER NON-DISCLOSURE AGREEMENT

The undersigned (the “Observer”), being a designee of Baker Bros. Advisors LP (“BBA”) as an observer of the Board of Directors (“Board”) of Sera Prognostics, Inc., a Delaware corporation (the “Company”), may be provided certain information and data in connection with such position which the Company wishes to keep confidential, including, but not limited to, information regarding the Company’s governance, Board, management, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, plants, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively, “Confidential Information”). Except with the prior written consent of the Company or as otherwise provided in this Agreement, the Observer agrees to keep all Confidential Information confidential and will not disclose any Confidential Information to third parties.

The Observer may disclose, and nothing contained in this Agreement shall prevent the Observer from disclosing, Confidential Information to (i) directors of the Company and other observers of the Board or (ii) BBA and its affiliates, directors, officers, employees, representatives (including, without limitation, attorneys, accountants and financial and other advisers) or agents (each a “BBA Representative, or collectively, the “BBA Representatives”). Any BBA Representative shall only be provided Confidential Information by the Observer to the extent that they are informed of the confidential nature of the Confidential Information and are directed to keep such information confidential. BBA shall be responsible for any breach of this Agreement by Observer or any BBA Representative.

The term “Confidential Information” shall not include information which (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Observer or a BBA Representative; (b) was, prior to disclosure by the Company, already in the possession of the Observer or a BBA Representative, provided that the source of such information was, to such person’s knowledge, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company; (c) becomes available to the Observer or a BBA Representative on a non-confidential basis from a source (other than the Company or a Company Affiliate) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, and is not, to such person’s knowledge, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Observer or a BBA Representative without reference to or use of the Confidential Information.

Following the termination of this Agreement and upon the Company’s written request to the Observer, the Observer will as promptly as reasonably practicable (i) at Company’s option, return to the Company or destroy all physical materials to the extent containing or consisting of Confidential Information and all hard copies thereof in the possession or control of the Observer, (ii) at the Company’s option, direct any BBA Representative to return to the Company or destroy (at Company’s sole expense) all physical materials to the extent containing or consisting of Confidential Information and all hard copies thereof in the possession or control of any BBA Representative and (iii) to the extent reasonably technologically feasible, destroy, and direct any BBA Representative to destroy, all electronically stored Confidential Information in the possession or control of the Observer following the termination of this Agreement.

The Observer is aware, and will advise any BBA Representative who receives Confidential Information from the Observer, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from a publicly traded company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Observer will comply, and will direct any BBA Representative to comply, with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of the other party for as long as the Observer or any BBA Representative is in possession of material non-public information about the Company. The Observer and the Company acknowledge that none of the provisions hereof shall in any way limit BBA’s or any BBA Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

The Observer or any BBA Representative to whom the Observer transmits Confidential Information under this Agreement acknowledges that the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information furnished by it to the Observer. The Company shall not have any liability to the Observer or any BBA Representative hereunder resulting from the use of the Confidential Information by the Observer or any BBA Representative.

In the event that the Observer or any BBA Representative is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Observer will give the Company prompt notice, to the extent legally permissible, of such request so that the Company may seek, at its own expense, an appropriate protective order or waive compliance with the applicable provisions of this Agreement; provided that no such notice shall be required to be given in the case of routine examinations by any regulator (including, without limitation, the Securities and Exchange Commission) that are not specifically directed at the Company or the Confidential Information. If in the absence of a protective order or waiver, the Observer or any BBA Representative, based upon the advice of counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, such person or entity may disclose without liability under this Agreement such portion of the Confidential Information which counsel advises that the Observer or any BBA Representative is legally required to disclose.

The Observer and BBA each agree that in the event of a breach of this Agreement, monetary damages alone may be inadequate, and the Company shall be entitled to seek injunctive or other equitable relief.

This Agreement may not be amended except in writing signed by all of the parties hereto. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

This Agreement shall terminate one (1) year after the Observer ceases to be an observer of the Board; provided, the Company may extend the term of this Agreement for up to two additional one year periods by delivery of written notice to the Observer and BBA prior to the expiration of such year (but not earlier than 30 days prior to the end of such year), confirming that the Company has determined that protecting the confidentiality of certain confidential information disclosed to the Oberver remains necessary and, therefore, the Company is excersing its renewal right. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

This Agreement shall be governed by the laws of the state of Delaware, without giving effect to any conflicts of laws principles thereof, and shall be binding on each party’s successors and assigns.

Acceptance of the above terms shall be indicated by having this letter countersigned by the Observer and BBA and returning copies of such signatures to the Company.

[Signature Page Follows]

[COMPANY]

By:
	Name:	Gregory C. Critchfield, M.D., M.S.
	Title:	President and Chief Executive Officer

Acknowledged and agreed to this day of
, 20

By:
[OBSERVER NAME]

Baker Bros. Advisors LP

By:

Name:
Title: